UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

(Exact name of registrant as specified in its charter)

Texas	1-3187	22-3865106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

CenterPoint Energy Houston Electric, LLC (the “Company”), an indirect, wholly owned subsidiary of CenterPoint Energy, Inc., has determined that, subsequent to filing its Form 10-Q for the three months ended September 30, 2015 and its Form 10-K for the year ended December 31, 2015, it had incorrectly classified borrowings from the money pool (described below) in its statement of consolidated cash flows.

As previously disclosed, the Company participates in a centralized cash management arrangement, or money pool, with affiliates. Investments in the money pool are included in the consolidated balance sheets as accounts and notes receivable–affiliated companies, while borrowings are included in accounts and notes payable–affiliated companies. Under generally accepted accounting principles, receivables from an affiliate in a centralized cash management arrangement such as the money pool are considered loans and corresponding changes should be classified in cash flows from investing activities in the statements of consolidated cash flows, while payables are considered borrowings and should be classified in cash flows from financing activities.

As a result of the misclassification in the statement of consolidated cash flows stated above, for the third quarter of 2015, the Company reported an overstatement of accounts receivable/payable–affiliated companies and net cash provided by operating activities by approximately $120 million, an understatement of increase in notes payable–affiliated companies by approximately $120 million and an overstatement of net cash used in financing activities by approximately $120 million. For the period ended December 31, 2015, the Company reported an overstatement of accounts receivable/payable–affiliated companies and net cash provided by operating activities by approximately $312 million, an understatement of increase in notes payable–affiliated companies by approximately $312 million and an overstatement of net cash used in financing activities by approximately $312 million.

There was no effect on the Company’s previously reported consolidated balance sheets or statements of consolidated income and consolidated member’s equity for 2015, which remain accurate as reported.

As a result of these misclassifications of money pool borrowings, on May 9, 2016, the sole manager and management of the Company concluded that the financial statements of the Company filed with its Form 10-Q for the three months ended September 30, 2015 and its Form 10-K for the year ended December 31, 2015 should no longer be relied upon. The Company will restate the previously issued consolidated financial statements by correcting the statement of consolidated cash flows for 2015 through the filing of amended Form 10-K and will restate the previously issued condensed consolidated financial statements by correcting the condensed statement of consolidated cash flows for the third quarter of 2015 through the filing of amended Form10-Q. These amended filings are expected to be made by May 12, 2016.

As a result of the errors described above, the Company has concluded that during the 2015 reporting period it had a “material weakness,” as defined by the SEC Release No. 33-8810, related to controls over the preparation and review of our statements of consolidated cash flows, contrary to its previous conclusions as to the design and effectiveness of those controls. Therefore, “Management’s Annual Report on Internal Control over Financial Reporting,” included in the Company’s Form 10-K for the year ended December 31, 2015, should no longer be relied upon. The Company is reviewing the design and effectiveness of its internal control and disclosure processes related to the cash flow statement and will implement appropriate revisions prior to June 30, 2016. The determination to restate was approved by the sole manager of the Company upon the recommendation of the Company’s senior management. The Company’s sole manager and management have discussed the matters described herein with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

Date: May 12, 2016	By:	/s/ Kristie L. Colvin
Kristie L. Colvin
Senior Vice President and Chief Accounting Officer